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Exhibit 5.1

March 26, 2025

Adicet Bio, Inc.

131 Dartmouth Street, 3rd Floor

Boston, MA 02116

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (File No. 333-249275) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to 309,176 shares of Common Stock, $0.0001 par value per share (“Common Stock”), of Adicet Bio, Inc., a Delaware corporation (the “Company”), previously subject to outstanding stock awards granted under the Adicet Bio, Inc. 2015 Stock Incentive Plan, that during the period from July 1, 2024 through March 19, 2025 became available for future awards under the Company’s Second Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”) upon forfeit, cancellation or otherwise termination (other than by exercise) as provided for in the 2018 Plan (such shares, the “Rollover Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time the Rollover Shares are issued, the total number of then unissued Rollover Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Rollover Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and nonassessable.

Adicet Bio, Inc.

March 26, 2025

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

ACTIVE/136356504.3